Exhibit 99.2
Prepared Remarks from Conference Call

Sale of Cadmus  Financial  Communications  and Custom  Publishing
Good morning, ladies and gentlemen. This is Steve Gillispie, Cadmus chairman, president and chief executive officer. I thank you for taking time from your busy schedules to join us on short notice for this morning's conference call. I would like to provide a brief review of the actions we announced yesterday evening. Joining me on this morning's call are Bruce Thomas, Cadmus senior vice president and chief financial officer, and Dave Bosher, Cadmus vice president. Following my comments, I will turn the call over for any questions you may have.


First, I would like to discuss the strategic context that led us to effect these divestitures. As you know, the Cadmus strategy has been to provide integrated, end-to-end communications solutions in select niche markets where we have or can develop a leading position, as we have done most successfully with our Cadmus Journal Services unit. As you have seen, this means that we are refining our focus into markets and businesses 1) which offer the highest opportunity for growth, 2) in which we can achieve market leadership, and 3) which value our integrated, end-to-end service model.

With our announcement yesterday we are taking a bold step to narrow our focus and concentrate our resources more intensely on our key markets of professional communications, specialty packaging, and point of purchase where we believe we have the greatest opportunities for growth. Each of these markets has extremely attractive attributes which are consistent with the criteria we just discussed. Each offers opportunities for earnings growth and market leadership.

After an extensive evaluation process, we concluded that the financial printing business did not have the key characteristics and market attributes we outlined. Accordingly, we felt that the strong franchise and excellent value we had created in the Cadmus Financial Communications business was best enhanced for our shareholders through a redeployment of that capital into other markets.

Let me share with you more details of the divested business. As the press release stated, we have sold the assets and operations of Cadmus Financial Communications connected with the marketing, selling, and distribution of mutual funds, shareholder, and other SEC-related communications services. The divested business does not include our bank "rack brochure" business or our other Charlotte-based businesses, including Cadmus Specialty Packaging and Cadmus Direct Marketing. The sale also does not include any of the print-related assets in our Charlotte or Richmond manufacturing facilities. The divested business had fiscal 1998 sales of approximately $43 million and net assets of approximately $13 million. There were 170 associates in total in our CFC business and most of those employees will go over with the Donnelley organization.

Details of the transaction will be disclosed in an 8-K to be filed shortly. We can tell you, however, that proceeds from the transaction will be $35 million, subject to final balance sheet adjustments. The sale will result in a one-time gain in the third quarter of approximately $1.10 to $1.25 per share, with the range subject to final accounting. The net after-tax proceeds to Cadmus should approximate $24 to $26 million. The proceeds will be used to pay down debt and to provide additional capital through which we can more aggressively grow our key core businesses.

In terms of operations, the sale of CFC will reduce our fiscal third quarter EPS by approximately $.08-$.12 per share due to the loss of March revenues for CFC. As you know March is by far the single largest billing month of the year for this business due to the seasonality of corporate reporting. However, on a projected pro forma basis for full year fiscal 1999, the transaction should not have a material impact on net income per share as a result of pro forma interest savings on the net proceeds.

Finally with regard to the sale of CFC, we are also pleased that the transaction will result in an ongoing strategic relationship with Donnelley in the Southeast. In that relationship we will continue to provide some manufacturing services to Donnelley Financial and we have created a unique mechanism to sell certain products jointly.

We also announced yesterday our intent to sell our custom publishing unit to Pohly and Partners. As in the case of Financial, we concluded that the custom publishing business was not central to our strategy of developing industry leading, end-to-end businesses. In connection with this transaction, we will take a one-time loss in the third quarter of approximately $0.15- $.20 per share. Custom publishing revenues were approximately $11 million in fiscal 1998. Again, on a projected pro forma basis for fiscal 1999, the transaction does not have a material impact on net income per share.

In conclusion, I would like to reiterate our commitment to creating and growing shareholder value at an increasing pace. The excellent results we have achieved from our highly successful Cadmus Journal Services operation are a validation of the rewards of focus and economic scale in appropriate markets. We will continue to refine our focus to more rapid growth in our most attractive niche markets, including professional communications, specialty packaging and point of purchase.

This concludes my comments. I would like now to give you the opportunity to address any questions you may have.